Exhibit 10.14

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated effective March 19, 2004, is by and between Waters Network Systems, LLC (“Buyer”), a Minnesota limited liability company, and Waters Instruments, Inc. (“Seller”), a Minnesota corporation.

WHEREAS, Seller desires to sell and Buyer desires to purchase certain assets of Seller relating solely to the operation of Seller’s Waters Network division (the “Network Division”) upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the agreements herein, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Assets

1.1                                 Purchased Assets.  Seller hereby sells, assigns, transfers, conveys and delivers to Buyer free and clear of all Encumbrances (as defined in Section 5.5 hereof), and Buyer purchases from Seller, all of the following assets, properties, rights and interests of the Network Division (all of such assets being collectively referred to herein as the “Purchased Assets”);

(a)                                  Such inventory of the Network Division on hand or on order as is agreed upon by the parties and as set forth on Schedule 1.1(a) (the “Inventory”) attached hereto;

(b)                                 Such fixed assets and prepaid expenses of the Network Division are as set forth on Schedule 1.1(b) attached hereto;

(c)                                  Seller’s existing inventory of product literature, product specifications and other documents related to solely the Purchased Assets; and,

(d)                                 The content of Seller’s web site respecting solely the Network Division.

1.2                                 Excluded Assets.  Except for the Purchased Assets, Buyer shall not purchase any other assets of Seller under this Agreement.  Without in any way limiting the generality of the immediately previous sentence, the term “Purchased Assets” shall not include (a) any of the Seller’s assets not exclusively used in the Network Division’s business, (b) accounts receivable, (c) any cash, cash equivalents, bank deposits and the like, and (d) accounting records.

ARTICLE II

Liabilities of Seller

2.1                                 Assumed Liabilities.  Other than Warranty Obligations (defined in the next paragraph) and Inventory on order, Buyer shall assume an aggregate of Ten Thousand Dollars ($10,000) of the liabilities and obligations of the Network Division as they may exist on the Closing Date of any nature whatsoever, whether now existing or hereafter arising, and whether known or unknown (the “Assumed Liabilities”).

In addition, the Assumed Liabilities assumed by Buyer specifically include and not be subject to the Ten Thousand Dollar ($10,000) limitation all liabilities or obligations arising under or with respect to any Inventory on order or warranties respecting the products of the Network Division.

Buyer shall discharge in the ordinary course the Assumed Liabilities.

2.2                                 Not Assumed Liabilities.  Seller will remain liable for and shall discharge in the ordinary course all liabilities and obligations of the Network Division that are not Assumed Liabilities.

ARTICLE III

Purchase Price

3.1                                 Purchase Price; Payment of Purchase Price.

(a)                                  The purchase price for the Purchased Assets (the “Purchase Price”) shall be as follows:

(i)                                     Such amount as equal Seller’s book value of the Inventory pursuant to of a physical inventory which shall be completed prior to or at time of Closing (as defined in Section 4.1 herein).

(ii)                                  Five Thousand Eight Hundred Dollars ($5,800) for the fixed assets and prepaid expenses described in Schedule 1.1(b).

(iii)                               Twenty-five thousand dollars ($25,000) respecting goodwill of the Network Division’s business.

(b)                                 The Purchase Price shall be paid in cash or via wire transfer at Closing.

3.2                                 Allocation of Purchase Price.  For purposes of determining Buyer’s basis in the assets and Seller’s gain or loss with respect to the transactions contemplated by this Agreement pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended from time to time, and the treasury regulations promulgated thereunder, the Purchased Assets will be valued in accordance with Section 3.1.  Buyer and Seller will use such values (subject to such changes as may be hereafter agreed to by Buyer and Seller in writing) in preparing and filing a respective Form 8594 with the Internal Revenue Service with respect to this acquisition.

ARTICLE IV

Closing

4.1                                 Closing.  The consummation of the transaction herein contemplated (the “Closing”) shall take place at 10:00 a.m., local time, at Seller’s offices in Plymouth, Minnesota, on March 19th, 2004, or such other date and place as may be mutually determined by the parties herein (the “Closing Date”).  The Closing shall be effective as of the close of business on the Closing Date.

ARTICLE V

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as follows:

5.1                                 Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.  Seller has power, corporate or otherwise, to own its properties and to carry on the Network Division’s business as now being conducted, and is duly qualified and in good standing as a foreign entity in every jurisdiction in which it is required to be qualified as a foreign entity.

5.2                                 Authorization.  Seller has full power and authority to enter into and perform this Agreement and consummate the transactions contemplated hereby, including, without limitation, the execution, delivery and performance of this Agreement and all other documents and instruments to be executed and delivered by Seller pursuant to this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Seller.  This Agreement has been executed and delivered by a duly authorized officer of the Seller and is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms.

5.3                                 Consents and Approvals.  No consent, authorization, order or approval of or fling or registration with any governmental authority or other entity or person, including without limitation, consents from parties to contracts, leases, licenses or other agreements, is required for the execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement.

5.4                                 No Violation.  Neither the execution and delivery of this Agreement nor the consummation by Seller of the transactions herein contemplated, will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of the Seller, or the terms of any contract to which Seller is a party, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award applicable to Seller.

5.5                                 Title.  Seller has good and marketable title to all of the Purchased Assets free and clear of any lien, encumbrance, charge, restriction, mortgage, pledge, security interest or claim of any kind other than the Assumed Liabilities (collectively, “Encumbrances”).

5.6                                 Litigation and Compliance with Certain Laws.  To the best knowledge of Seller, there are no claims (including, without limitation, workers’ compensation claims), action, suits, inquiries, investigations, or proceedings pending or, to the best knowledge of Seller, threatened or imminent, relating to the Purchased Assets, the Network Division or the transactions contemplated by this Agreement before any court or governmental body.  To the best knowledge of Seller, Seller has complied in all material respects with all statutes, laws and regulations, orders and decrees applicable to the Network Division and the Purchased Assets.  “To the best knowledge of Seller” means the actual knowledge possessed by Jerry Grabowski and Gregg Anshus on the Closing Date without investigation.

5.7                                 Fixed Assets and Inventory.  The inventory, fixed assets and other assets included in the Purchased Assets are sold “WHERE IS and AS IS”.  SELLER DISCLAIMS ANY REPRESENTATION OR WARRANTY RESPECTING THE PURCHASED ASSETS, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.8                                 Tax Matters.  There are no unpaid federal, state or local income, franchise, sale or use taxes owed by Seller, which could become an Encumbrance on any Purchased Asset.  To the best knowledge of Seller, there is no basis for the assertion of any tax claim, which if adversely determined, would result in an Encumbrance on any of the Purchased Assets.

ARTICLE VI

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

6.1                                 Entity Existence.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota, has corporate power to own its properties and to carry on its business as now being conducted.

6.2                                 Authorization.  Buyer has full power and authority to enter into and perform this Agreement and consummate the transactions contemplated hereby, including, without limitation, the execution, delivery and performance of this Agreement and all other documents and instruments to be executed and delivered by Buyer pursuant to this Agreement.  The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Buyer.  This Agreement has been executed and delivered by a duly authorized officer of Buyer and is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.

6.3                                 Consents and Approvals.  No consent, authorization, order or approval of or filing or registration with, any governmental authority or other person is required for the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement.  Seller consents to Buyer’s use of the name “Waters Network Systems, LLC”, provided, however, that upon termination or expiration of the license granted in Section 8.10 hereof, Buyer shall not thereafter use the words “Waters Network Systems” in its name nor any name which is confusingly similar.

6.4                                 No Violation.  Neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions herein contemplated, will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Formation or other organization documents of Buyer, or the terms of any contract to which Buyer is a party, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award applicable to Buyer.

6.5                                 Special Knowledge.  Buyer acknowledges and represents that Gary Carlson (“Carlson”), the President of Buyer, was throughout the existence of the Network Division, its General Manager.  Buyer acknowledges and represents that it is fully charged with any and all knowledge Carlson may possess or be charged with respecting any matter that is the subject of a representation or warranty of Seller and Buyer is not relying on any representation or warranty of Seller to the extent of any contrary or different information obtained by Buyer doing the course of Buyer’s due diligence or any contrary or different information possessed by or chargeable to Carlson.

ARTICLE VII

Closing Documents

7.1                                 Buyer’s Deliveries.  At the Closing, Buyer pay to Seller the Purchase Price as set forth in Section 3.1 of this Agreement.

7.2                                 Seller’s Deliveries.  At the Closing, Seller shall deliver to Buyer physical possession of the Purchased Assets and shall execute and deliver to Buyer a Bill of Sale substantially in the form attached hereto as Exhibit A (the “Bill of Sale”).

ARTICLE VIII

Post-Closing Agreements

8.1                                 Post-Closing Agreements.  From and after the Closing, the parties shall have the respective rights and obligations set forth in this Article VIII.

8.2                                 Third Party Claims.  The parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties which are not subject to the indemnification provisions contained in Article IX, provided that the party requesting cooperation shall reimburse the other party for the other party’s reasonable out-of-pocket costs and expenses of furnishing such cooperation.

8.3                                 Employee Matters.  Buyer shall have no obligation to offer employment to any employees of Seller or the Network Division and, in the event Buyer offers employment to any such employees, nothing in this Agreement shall require Buyer to continue such employment for any period of time after the Closing.  All such offers of employment shall be made in accordance with all applicable laws and regulations and only with Seller’s prior consent.  Each of Seller’s employees who accept such an offer shall become an employee of Buyer as of the Closing (each such person referred to hereinafter as a “Hired Employee”).  Effective as of the Closing, each Hired Employee shall cease to be employed by Seller.  From and after the Closing Date, Buyer shall pay, discharge and be responsible for all salary, wages, and benefits relating solely and exclusively to the Hired Employees’ and Carlson’s employment with Buyer from and after the Closing, and shall indemnify and hold Seller harmless against any expenses, costs, claims or other liabilities associated with such matters, provided that nothing in this Section shall limit the indemnification obligations set forth in Section 9.2.  Seller shall be responsible for providing any continuation coverage, if any, required by federal or state law, to any employee of Seller who does not accept employment with Buyer and any qualified beneficiary of such employee.  Seller shall retain all such obligations, including obligations for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for all employees of Seller who are receiving continuation coverage as of the Closing and their qualified beneficiaries and employees who do not accept employment with Buyer as of the Closing and their qualified beneficiaries.

8.4                                 Further Assurances.  The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions herein provided.

8.5                                 Termination of Employment Agreement Obligations.  Seller, Buyer and Carlson agree all of

Seller’s unpaid or unsatisfied obligations to Carlson respecting Seller’s employment of Carlson will terminate upon the Closing, including, without limitations, any and all unpaid or unsatisfied severance and other obligations to Carlson under that certain Employment Agreement between Seller and Carlson.

8.6                                 Additional Covenants of Seller.

(a)                                  Covenant Not to Compete.  Seller agrees that it will not, until such date as is three (3) years after the Closing Date, directly or indirectly, whether on its own account or as a shareholder, partner, joint venturer, and/or agent, of any person, firm, corporation or other entity or otherwise, directly or indirectly:  (i) own, manage, operate, join, control or participate in the ownership, management, operation, or control of any business or enter into or engage in any business which competes with the business as conducted by the Network Division prior to the Closing Date; or (ii) induce or encourage any customer of the Network Division to terminate its relationship with Buyer or solicit customers or business patronage which results in competition with the Network Division’s business to the extent it was conducted by Seller prior to the Closing Date and is continued by Buyer; or (iii) promote or assist, financially or otherwise, any person, firm, association, corporation or other entity engaged in any business which competes with the Network Division’s business to the extent it was conducted by Seller prior to the Closing Date and is continued by Buyer (except investments in three percent (3%) or less of the capital stock of any corporation subject to the Securities Exchange Act of 1934, as amended).

(b)                                 Covenant Against Disclosure.  Seller agrees that it will not until such date as is three (3) years after the Closing Date, (i) disclose to any person, association, firm, corporation or other entity (other than Buyer or those designated in writing by Buyer) in any manner, directly or indirectly, any confidential information of the Network Division, whether of a technical or commercial nature; or (ii) use, or permit or assist, by acquiescence or otherwise, any person, association, firm, corporation or other entity (other than Buyer or those designated in writing by Buyer) to use, in any manner, directly or indirectly, any such confidential information or data directly related to the Network Division’s business.

Notwithstanding anything to the contrary, “confidential information” will not mean information that (1) is in the public domain at the time of its disclosure, (2) goes into the public domain through no breach of any obligation of confidentiality to Buyer or any third person by Seller, (3) is disclosed to Seller by a third party who is under no obligation of confidentiality to Buyer, or (4) is required to be disclosed by Seller by law, regulation, court order or other process.

(c)                                  Injunctive Relief.  Each party acknowledges and agrees that remedies at law for any breach of any of the other party’s obligations under this Section 8.6 would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in a proceeding which may be brought to enforce any provision of this Section 8.6 without the necessity of proof of actual damage.

8.7                                 Accounts Receivable.  Buyer agrees at Buyer’s expense, to assist and cooperate with Seller in reasonable collection efforts involving the Network Division’s accounts receivable outstanding as of the Closing Date.  Any payments delivered or received on said accounts receivable to Buyer will immediately be turned over to Seller.

8.8                                 Manufacturing Rental.  Seller leases to Buyer the manufacturing space currently used by the Network Division in Seller’s, Ellendale, MN facility (the “Operating Area”) for such period as Seller and Buyer agree but no longer than six (6) months after the Closing Date at a total rental cost to Buyer of $1.00.  Incremental services and/or support beyond the Operating Area will be billed at a mutually agreed upon billing rate which shall be due and payable ten (10) days after the invoice date therefor.  If Seller and Buyer are not able to agree on such billing rate, Seller shall have no obligation to provide any incremental services and/or support.

Buyer and Buyer’s employees and visitors shall, at all times, conform their conducts and businesses to comply with applicable laws, rules, regulations, and restrictions including reasonable rules and directives issued by Seller, including without limitation building access guidelines, security and employee policies, visitor policies, insurance and legal requirements.  Buyer shall maintain the Operating Area at least in accordance with Seller’s housekeeping standards and instructions (e.g., cleanliness, orderly appearance, utility use).  Seller will promptly give to Buyer a copy of any rules or directives issued by Seller so that Buyer may satisfy its obligations under this Section.

Buyer shall provide Seller with evidence that it carries insurance coverage reasonably satisfactory to Seller concerning the Operating Area and Buyer’s operations in it, including without limitation, workers’ compensation insurance and liability insurance.

8.9                                 No Representations Concerning Products and Services.  Buyer expressly acknowledges that Seller has made no and makes no representation in this Agreement concerning the manner in which the products and services produced, manufactured, distributed, sold or provided by the Network Division were sold or whether or not such products or services conform to applicable laws, ordinances, regulations, trade and industry standards and customer specifications in effect at the tune of such production, manufacture, distribution, sale or provision.

8.10                           Trademark License.  Seller grants Buyer a royalty free, terminable, at will license to use the tradename “Waters Network Systems” (the “Trademark”) through December 31, 2004.  Seller shall have the right to exercise such rights of quality control as are required by the trademark laws to maintain its intellectual property rights in the Trademark.  Buyer shall at all times comply with all applicable laws requiring it to conduct business in its true name and shall not engage in any actions or use of the Trademark which could reasonably be expected to cause any third party to believe they are dealing with Seller instead of Buyer as to the products or business of the Network Division as it may be continued by Buyer hereafter.  From and after the termination or expiration of the license granted in this Section, Buyer shall immediately cease all use of the Trademark.

ARTICLE IX

Survival and Indemnification

9.1                                 Buyer’s Indemnification Covenants.  Buyer shall indemnify Seller from and against all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable legal, accounting and consultant fees sustained or incurred and other expenses sustained or incurred in the investigation and defense of any claims or actions by the indemnified party (collectively, “Losses” or, individually, a “Loss”), sustained or incurred by Seller as a result of or arising out of or by virtue of: (i) any inaccuracy in a representation or warranty made by Buyer to Seller in this Agreement; or (ii) the failure of Buyer or Carlson to comply with, or the breach by Buyer or Carlson of, any of the covenants or other agreements in this Agreement to be performed by Buyer or Carlson; (iii) Buyer’s failure to honor, discharge, pay or fulfill when due any of the Assumed Liabilities, or any claim against Seller with respect to any such Assumed Liability; (iv) the violation by Buyer, its employees, agents or independent contractors or business invitees (hereafter “Buyer Responsible Party”) of any Federal, state or local law, rule, ordinance of any kind or nature, whether statutory or common law, or from any other source which governs or applies in any way to the use of the Operating Area; (v) the negligence or willful act of a Buyer Responsible Party; or (vi) Buyer’s conduct of its business after the Closing Date.

9.2                                 Seller’s Indemnification Covenants.  Seller shall indemnify Buyer and its successors and assigns from and against all Losses as a result of or arising out of or by virtue of: (i) any inaccuracy in a representation or warranty made by Seller to Buyer in this Agreement; (ii) the failure of Seller to comply with, or the breach by Seller of, any of the covenants or other agreements in this Agreement or to be performed by Seller; and (iii) Seller’s failure to honor, discharge, pay or fulfill when due any responsibility, liability or obligation of Seller that is not an Assumed Liability, or any claim against Buyer with respect to any such obligation or alleged obligation that is not an Assumed Liability.

9.3                                 Subrogation.  Any party obligated to provide indemnification (the “Indemnifying Party”) shall not be entitled to require that any action be brought against anyone else before action is brought against it hereunder by the party being indemnified hereunder (“Indemnified Party”) and shall not be subrogated to any right of action until it has paid in full or successfully defended against the claim for which indemnification is sought or has acknowledged without qualification its indemnification obligations under this Article IX in writing to the Indemnified Party.

9.4                                 Notice and Opportunity to Defend.  Promptly after the receipt by any party hereto of notice of any claims or the commencement of any action or proceeding by a third party (i.e. a party who is not a party to this Agreement), such party hereto will, if a claim with respect thereto is to be made against an Indemnifying Party, pursuant to Section 9.1 or 9.2 hereof, give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding.  In the case of a claim asserted by a third party, such Indemnifying Party shall have the right, at its option to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the party seeking such indemnification.  If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the party seeking indemnification of its intention to do so, and the party seeking indemnification agrees to cooperate with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability.  In this event, the Indemnified and Indemnifying Parties shall have the right to participate in the defense of such asserted liability and to approve any compromise or settlement, which approval shall not be unreasonably withheld.

9.5                                 Limitation on Indemnification.  Any claim for indemnification made pursuant to this Article IX must be made on or prior to such date that is eighteen (18) months after the Closing Date, provided, however, that such requirement shall not apply to the parties’ respective obligations concerning the liabilities or obligations of their respective businesses arising after the Closing Date, Assumed Liabilities, liabilities and obligations of Seller arising before the Closing Date that are not Assumed Liabilities and all tax liabilities related to any returns filed prior to the Closing Date.

ARTICLE X

Miscellaneous

10.1                           Expenses.  All fees and expenses incurred by Seller in connection with this Agreement shall be borne by Seller, and all fees and expenses incurred by Buyer in connection with this Agreement shall be borne by Buyer, subject to Article IX and except as is otherwise expressly provided in this Agreement.

10.2                           Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person, or three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed as hereinafter set forth or on the next business day after being deposited with a nationally recognized overnight courier service addressed as hereinafter set forth or upon dispatch if sent by facsimile with telephonic confirmation of receipt from the intended recipient to the telecopy number hereinafter set forth:

If to Seller addressed to:

Waters Instruments, Inc.

13705 26th Avenue North, Suite 102

Minneapolis, Minnesota 55441

Attn:  Jerry Grabowski

Fax No.:  (763) 509.7450

If to Buyer addressed to:

Waters Network Systems, LLC

8225 Oxborough Ave. South

Bloomington, Minnesota 55431

Attn:  Gary E. Carlson

and/or to such other respective addresses as may be designated by notice given in accordance with the provisions of this Section 10.2 except that any notice of change of address shall not be deemed given until actually received by the party to whom directed.

10.3                           Third Parties.  Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other person other than the parties and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to either party hereto, nor shall any provision give any third party any right of subrogation or actions over or against either party hereto.  This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

10.4                           Entire Agreement.  This Agreement and the Schedules and Exhibits hereto constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

10.5                           Non-Waiver.  The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10.6                           Modification.  This Agreement may only be amended or modified in writing signed by the parties hereto.

10.7                           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

10.8                           Severability.  The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

10.9                           Applicable Law.  All questions concerning the validity, operation, enforceability, interpretation, construction, and effect of this Agreement shall be governed by, and determined in accordance with the internal laws of the State of Minnesota without regard to the conflicts of law provisions.

10.10                     Assignment.  This Agreement is not assignable by any party without the other party’s prior written consent.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the day and year first above written.

WATERS INSTRUMENTS, INC.

/s/ Jerry Grabowski
By: Jerry Grabowski, President

WATERS NETWORK SYSTEMS, LLC

/s/ Gary E. Carlson
By: Gary E. Carlson, President

/s/ Ronald H. Langlie
By: Ronald H. Langlie, Chairman

/s/ Gary E. Carlson
Gary E. Carlson, individually with respect to Section 6.5 hereof

EXHIBIT A

Bill of Sale

By this Bill of Sale given effective as of March 19, 2004, by Waters Instruments, Inc. (“Seller”), a Minnesota corporation, for and in consideration of the purchase price provided in that certain Asset Purchase Agreement by and between Seller and Waters Network Systems, LLC (“Buyer”), a Minnesota limited liability company, dated the date hereof (the “Agreement”), Seller hereby sells, bargains, assigns, transfers and conveys to Buyer only the Purchased Assets (as defined in Section 1.1 of the Agreement) on the terms and conditions set forth in the Agreement and excluding all of the Excluded Assets (as defined in Section 1.2 of the Agreement).

To have and to hold the same unto Buyer and its legal representatives, successors and assigns forever, free and clear of any and all liens, security interests, claims, encumbrances and demands of any kind or nature whatsoever or by or of any other person or entity, except as provided in the Agreement.

The Purchased Assets are sold on a WHERE IS and AS IS basis.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of the date first above written.

WATERS INSTRUMENTS, INC.

/s/ Jerry Grabowski
By: Jerry Grabowski, President